UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

August 17, 2015

MAGELLAN HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

4800 SCOTTSDALE RD, SUITE 4400
SCOTTSDALE, ARIZONA	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 572-6050

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Matters

Magellan Health, Inc. (the “Company”) provides behavioral healthcare management and other related services pursuant to contracts with the State of Iowa (the “Current Contracts”).  The Company currently has two contracts; the Iowa Medicaid Contract and Iowa Medicaid Integrated Health Home Provider Agreement (“IHH Agreement”).    On February 16, 2015 the Iowa Department of Human Services (the “Agency”) released the Iowa High Quality Healthcare Initiative Request for Proposal (“RFP”).  The Agency originally stated that it intended to contract on a statewide basis with two to four successful bidders with a demonstrated capacity to coordinate care and provide quality outcomes for the Medicaid and Children’s Health Insurance Program (“CHIP”) populations. The program will enroll the majority of the Iowa Medicaid and CHIP populations and will also provide services for individuals qualifying for Iowa Department of Public Health (“IDPH”) funded substance abuse services. The anticipated start of the contract is January 1, 2016.

The Company was notified today that it was not selected as a winning bidder by the Agency for the Iowa High Quality Healthcare Initiative Request for Proposal (“RFP”).  The Company’s existing contracts in Iowa are expected to terminate December 31, 2015 to coincide with the start date of the new initiative; such contracts generated net revenues of $261.9 million for the six months ended June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH, INC.

Date: August 17, 2015	By:	/s/ Jonathan N. Rubin
Name: Jonathan N. Rubin
Title: Executive Vice President and Chief Financial Officer